Exhibit (a)(1)(i)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

WEBEX COMMUNICATIONS, INC.

at

$57.00 NET PER SHARE

by

WONDER ACQUISITION CORP.

a wholly-owned subsidiary of

CISCO SYSTEMS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 23, 2007, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 15, 2007 (the “Merger Agreement”), by and among Cisco Systems, Inc., a California corporation (“Cisco”), Wonder Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Cisco (the “Purchaser”), and WebEx Communications, Inc., a Delaware corporation (“WebEx”). The Offer is conditioned upon, among other things, the following (i) the satisfaction of the Minimum Condition (as defined herein) and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the purchase of outstanding shares of common stock, par value $0.001 per share, of WebEx (the “Shares”) pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the obtainment of any approvals applicable to the purchase of Shares pursuant to the Offer under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation), in each case without any condition or requirement calling for any Divestiture (as defined in Section 13—“The Transaction Documents”). The term “Minimum Condition” is defined in Section 15—“Conditions of the Purchaser’s Obligations” and generally requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer represents a majority of the total number of Shares outstanding at the expiration of the Offer (determined on a fully diluted basis but disregarding any unvested stock options, stock appreciation rights, restricted stock units and other rights to acquire Shares that will not have vested at any time prior to September 28, 2007). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—“Conditions of the Purchaser’s Obligations.”

Under the terms of the Merger Agreement, following the consummation of the Offer, and subject to certain conditions described in this Offer to Purchase, the Purchaser will merge (the “Merger”) with and into WebEx, and all of the Shares will be converted into the right to receive $57.00 per Share (or any higher price per Share that is paid in the Offer), net to the holder in cash without interest thereon, less any withholding taxes.

The Board of Directors of WebEx (the “WebEx Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of WebEx stockholders that WebEx enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to WebEx stockholders, and (iv) recommended that WebEx stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

IMPORTANT

Any stockholder of WebEx wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such entity if such stockholder wishes to tender such Shares.

Any stockholder of WebEx who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 6 of this Offer to Purchase, but stockholders of WebEx should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Information Agent for the Offer is:

17 State Street—10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All others call Toll-Free: (888) 264-7052

The Dealer Manager for the Offer is:

Lehman Brothers Inc.

745 Seventh Avenue

2nd Floor

New York, NY 10019

Attention: Corporate Services Desk

Telephone: (212) 526-7850

Toll-Free: (888) 610-5877

March 27, 2007

SUMMARY TERM SHEET

The Offer; Parties to the Offer

Wonder Acquisition Corp. (the “Purchaser”) is offering (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of WebEx Communications, Inc. (“WebEx”) for $57.00 per Share, net to the seller in cash without interest, less any required withholding taxes.

Cisco Systems, Inc. (“Cisco”) is a California corporation and WebEx is a Delaware corporation. The Purchaser is a Delaware corporation and wholly-owned subsidiary of Cisco. Cisco formed the Purchaser for the purpose of purchasing the Shares.

See Section 9—“Certain Information Concerning Cisco and the Purchaser.”

The Merger Agreement

The Purchaser is making the Offer pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of March 15, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Cisco, the Purchaser and WebEx. Under the terms of the Merger Agreement, following the consummation of the Offer, and subject to certain conditions described in this Offer to Purchase, the Purchaser will merge (the “Merger”) with and into WebEx, and all of the Shares will be converted into the right to receive $57.00 per Share (or any higher price per Share that is paid in the Offer), net to the holder in cash without interest thereon, less any withholding taxes.

See Section 13—“The Transaction Documents.”

Conditions to the Offer

The Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (“the SEC”), to pay for any Shares tendered pursuant to the Offer unless each of the following conditions (which are sometimes referred to herein as the “Offer Conditions”) have been satisfied or waived by Cisco and the Purchaser:

•      there shall have been validly tendered and not validly withdrawn Shares that represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares that will not have vested at any time prior to September 28, 2007) (this condition is sometimes referred to herein as the “Minimum Condition”);

•      any statutory waiting period applicable to the purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or otherwise been terminated and any approvals applicable to the purchase of Shares pursuant to the Offer under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation) have been obtained, in each case without any condition or requirement calling for any Divestiture (as described in Section 13—“The Transaction Documents”);

•      with respect to the representations and warranties of WebEx in the Merger Agreement:

•      each representation or warranty of WebEx (other than specified representations regarding capitalization and due authorization, execution and delivery of the Merger Agreement) is accurate in all material respects as of the date of the Merger Agreement and as of the date of expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which shall speak only as of such date), except to the extent that any inaccuracy in any such representation or warranty has not had a continuing “Material Adverse Effect” on WebEx;

•      each specified representation regarding capitalization is accurate in all material respects as of the specified date on which it was made, except with respect to deviations in WebEx’s actual fully diluted capitalization from that set forth in such capitalization representations by an amount that does not exceed one percent; and

•      each specified representation regarding due authorization, execution and delivery of the Merger Agreement is accurate in all material respects as of the date of the Merger Agreement and as of the date of expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which shall speak only as of such date);

•      WebEx has not breached in any material respect its material covenants in the Merger Agreement and failed to cure such breach in all material respects;

•      no injunction has been issued and is in effect, by any United States federal or state court or foreign governmental entity of competent jurisdiction, which prohibits, restrains or enjoins the completion of the Offer or the Merger (provided such injunction has not resulted from a breach by Cisco or the Purchaser of its obligations under the Merger Agreement);

•      no suit, action or proceeding has been commenced and is pending, by any United States federal or state or foreign governmental entity of competent jurisdiction, where an unfavorable injunction, judgment, order, decree or ruling would (i) prohibit, restrain or enjoin the completion of the Offer or the Merger or (ii) result in any Divestiture (provided such suit, action or proceeding has not resulted from a breach by Cisco or the Purchaser of its obligations under the Merger Agreement); and

•      the Merger Agreement has not been validly terminated in accordance with its terms.

See Section 15—“Conditions of the Purchaser’s Obligations.”

Company Material Adverse Effect	As used in the Merger Agreement and this document, the term “Material Adverse Effect” means any event, violation, change, failure, inaccuracy, circumstance or other matter, that individually or taken together, has or would reasonably be expected to have a material adverse effect on the assets (including intangible assets), business, operations, results of operations or condition (financial or otherwise) of WebEx and its subsidiaries taken as a whole. However, the following will be disregarded in determining whether there has been or would be a “Material Adverse Effect” on WebEx:

•      any adverse effect that results from general economic, business or industry conditions to the extent that it does not disproportionately affect WebEx and its subsidiaries;

•      any adverse effect that results from the taking of any action required by the Merger Agreement or from the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

•      changes in law or in U.S. generally accepted accounting principles after the date of the Merger Agreement;

•      acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement to the extent that they do not disproportionately affect WebEx and its subsidiaries;

•      earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not disproportionately affect WebEx and its subsidiaries;

•      any suit, claim, action or proceeding, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to the Merger Agreement or violations of securities laws in connection with WebEx’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), this Offer to Purchase or the Schedule TO; and

•      any decline in WebEx’s stock price, change in trading volume or failure to meet publicly announced revenue or earnings projections or internal projections (provided that this exclusion does not apply to any underlying event, violation, change, failure, inaccuracy, circumstance or other matter that may have caused such decline, change or failure).

See Section 13—“The Transaction Documents.”

Expiration of the Offer

The Offer expires at 12:00 Midnight, New York City time, on Monday, April 23, 2007 (which is the end of the day on April 23, 2007) unless the Purchaser extends the Offer.

See Section 1—“Terms of the Offer.”

Extensions of the Offer	The Purchaser will extend the Offer for successive extension periods of not more than ten business days in the event that any of the Offer Conditions are not satisfied or waived as of any then scheduled expiration date of the Offer and the Merger Agreement has not been terminated, but is not required to extend the Offer beyond September 28, 2007. In addition, the Purchaser will extend the Offer for any period as may be required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC, or the Nasdaq Stock Market that is applicable to the Offer. Notwithstanding the foregoing, the Purchaser’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

See Section 1—“Terms of the Offer.”

Subsequent Offering Period

The Purchaser may provide for a “subsequent offering period” of between three to 20 business days immediately following the initial expiration of the Offer. The subsequent offering period permits the Purchaser to accept additional tenders of Shares.

See Section 1—“Terms of the Offer.”

Ability to Withdraw Tendered Shares

Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, April 23, 2007 (which is the end of the day on April 23, 2007), and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Saturday, May 26, 2007.

However, if the Offeror provides for a “subequent offering period,” Shares that have been tendered in the Offer and accepted for payment may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4—“Withdrawal Rights.”

Certain Effects of the Offer; Deregistration

If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares that are still in the hands of the public may be so few that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.

In addition, the Purchaser may cause WebEx to apply for termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7—“Effect of Offer on Listing, Market for Shares and SEC Registration.”

The Merger	If the Offer is consummated and the other conditions to the Merger, as described herein, are satisfied, the Purchaser will merge into WebEx and all then outstanding Shares (other than Shares owned by WebEx, Purchaser, Cisco or any subsidiary of Cisco and other than Shares held by stockholders who properly demand appraisal rights under Delaware law) will be cancelled and converted into the right to receive $57.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

If the Purchaser holds 90% or more of the outstanding Shares following consummation of the Offer, Cisco will and has agreed under the Merger Agreement to cause the Purchaser and WebEx to consummate the Merger using the “short form” merger procedures available under Delaware law. Neither stockholder approval nor the approval of the WebEx Board would be required to consummate the Merger using the “short form” merger procedures of Delaware law. Accordingly, if the “short form” merger procedures of Delaware law are available, Cisco, the Purchaser and WebEx will consummate the Merger shortly following the consummation of the Offer.

If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, Cisco, the Purchaser and WebEx will not be permitted to consummate the Merger without the approval of WebEx stockholders. Under these circumstances, WebEx will call and convene a stockholder meeting as soon as possible after the consummation of the Offer for the purpose of voting on the Merger, but this process will take longer than the “short form” merger procedures described above. Cisco will be entitled to vote any Shares it holds on the record date for the WebEx stockholder meeting at which the Merger is voted upon and has agreed to vote all Shares owned by it at such meeting in favor of adoption of the Merger Agreement. Since Cisco will own a majority of the outstanding Shares at this meeting, Cisco will own a sufficient number of Shares to approve the adoption of the Merger Agreement regardless of how other stockholders vote their Shares at this meeting.

In order to facilitate the Merger, WebEx has granted the Purchaser a “top-up” option to acquire Shares directly from WebEx. Under the terms of the top-up option, after the Purchaser’s initial acceptance of Shares for payment pursuant to the Offer, if the Purchaser holds in excess of 80% of the Shares then outstanding (determined on a fully diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares that will not have vested at any time prior to September 28, 2007) the Purchaser has the right to acquire the lowest number of Shares that, when added to any other Shares then held by Cisco and the Purchaser, would constitute one more Share than 90% of the Shares then outstanding, at a price that is equal to the price paid for Shares pursuant to the Offer. In no event, however, may the Purchaser exercise this option to acquire more Shares than WebEx’s then remaining authorized but unissued Shares or if any legal restraint will have the effect of preventing the exercise of this top-up option. The purpose of this top-up option is to sell and issue a number of Shares to Cisco such that Cisco, the Purchaser and WebEx would then be able to consummate the Merger using the “short form” merger procedures available under Delaware law.

See Section 12—“Purpose of the Offer; Plans for WebEx.”

Appraisal Rights	No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under Delaware law for those WebEx stockholders who do not tender Shares in the Offer and who properly demand appraisal of their Shares. See Section 17—“Appraisal Rights.”

Position of the WebEx Board

The WebEx Board unanimously:

•      approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•      declared that it is in the best interests of WebEx’s stockholders that WebEx enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement;

•      declared that the terms of the Offer and the Merger are fair to WebEx stockholders; and

•      recommended that WebEx stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

Accordingly, the WebEx Board unanimously recommends that WebEx stockholders tender their Shares in the Offer.

See the “Introduction.”

See Section 1—“Terms of the Offer” and Section 13—“The Transaction Documents” for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

Wonder Acquisition Corp., a wholly-owned subsidiary of Cisco Systems, Inc., is offering to purchase all of the outstanding Shares for $57.00 per Share net in cash, without interest and less any applicable withholding taxes. The following are answers to material questions you, as a stockholder of WebEx, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because these answers may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are Wonder Acquisition Corp., a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Cisco Systems, Inc., a California corporation. See the “Introduction” and Section 9—“Certain Information Concerning Cisco and the Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding Shares of WebEx common stock. See the “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $57.00 per Share net to you, in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction.”

Do you have the financial resources to make payment?

Cisco, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our Merger, which is expected to follow the completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. Cisco intends to provide us with the necessary funds from cash on hand. See Section 10—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

we, through our parent company, Cisco, will have sufficient funds available to purchase all Shares validly tendered in the Offer in light of Cisco’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares in the Merger for the same cash price paid by us in the Offer.

See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Monday, April 23, 2007 (which is the end of the day on April 23, 2007), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We must extend the Offer beyond April 23, 2007 (or any subsequent expiration date) if on such date any of the conditions to our obligation to accept for payment and pay for the Shares are not satisfied or, in our sole discretion, waived. In this case, we must extend the Offer for one or more consecutive periods of not more than 10 business days in any increment for such conditions to be satisfied, until such time as such conditions are satisfied. In no event are we obligated to extend the Offer past September 28, 2007.

•	We reserve the right to, in our sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 the Exchange Act.

See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company of New York, the depositary for the Offer (the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

What are the most significant Offer Conditions?

The most significant Offer Conditions are:

•	satisfaction of the Minimum Condition, and

•

the expiration or termination of any statutory waiting period (and any extension thereof) applicable to the purchase of the Shares in the Offer under the HSR Act and the obtainment of any approvals applicable to the purchase of the Shares in the Offer under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation) in each case without any condition or requirement calling for any Divestiture (as defined in Section 13—“The Transaction Documents”).

The term “Minimum Condition” is defined in Section 15—“Conditions of Purchaser’s Obligations” and generally requires that the number of outstanding Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the outstanding Shares (determined on a fully diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares that will not have vested at any time prior to September 28, 2007 (assuming that all applicable vesting conditions are satisfied and after giving effect to any acceleration of vesting that may occur as a result of the Offer)).

The German and Austrian (or in lieu thereof the European Community) antitrust, competition and merger control law approvals are not likely to be obtained prior to the initially scheduled Expiration Date, in which case the Purchaser will, subject to the terms of the Merger Agreement, extend the Offer.

The Offer is also subject to other important conditions. We can waive some of these conditions without WebEx’s consent. We cannot, however, waive or amend the Minimum Condition without the consent of WebEx. See Section 15—“Conditions of the Purchaser’s Obligations.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three Nasdaq Global Select Market trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by May 26, 2007, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any “subsequent offering period,” if one is provided, and Shares that are tendered in the Offer and accepted for payment may not be withdrawn during any “subsequent offering period.” See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

What does the WebEx Board think of the Offer?

The WebEx Board has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of WebEx stockholders that WebEx enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to WebEx stockholders, and (iv) recommended that WebEx stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

A description of the reasons of the WebEx Board’s approval of the Offer and the Merger is set forth in the Schedule 14D-9 that is being mailed to its stockholders together with this Offer to Purchase.

If the Offer is completed, will WebEx continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, WebEx no longer will be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that WebEx’s common stock will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges, there may not be an active public trading market for WebEx common stock, and WebEx may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 7—“Effect of Offer on Listing, Market for Shares and SEC Registration.”

Will the Offer be followed by the Merger if fewer than all of the Shares are tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the Shares (determined on a fully diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares that will not have vested at any time prior to September 28, 2007) , we expect to complete the Merger. If the Merger takes place, all remaining stockholders of WebEx (other than Purchaser, WebEx, Cisco or any of Cisco’s subsidiaries and stockholders who properly exercise appraisal rights under Delaware law, as set forth in Section 17—“Appraisal Rights”) will receive $57.00 per Share net in cash without interest and less any applicable withholding taxes and WebEx will become a wholly-owned subsidiary of Cisco. See the “Introduction.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. However, if you do not tender your shares in the Offer and the Merger occurs, you may exercise your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. If the Merger takes place, and you do not validly exercise your appraisal rights, the only difference to you between tendering your Shares in the Offer and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares in the Offer. If you validly exercise your appraisal rights in connection with the Merger, then you may receive the judicially determined fair value of your Shares in cash. If you do not tender your Shares in the Offer and we purchase Shares tendered by other stockholders, and the Merger does not occur, you will remain a stockholder of WebEx. However, there may be so few remaining stockholders and publicly traded Shares that WebEx common stock will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges and there may not be an active public trading market for WebEx common stock. Also, as described above, WebEx may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” and Section 7—“Effect of Offer on Listing, Market for Shares and SEC Registration.”

What is the market value of my Shares as of a recent date?

On March 14, 2007, the last trading day before we announced the Offer, the closing price of WebEx common stock reported on the Nasdaq Global Select Market was $46.20 per Share. On March 26, 2007, the last trading day before we commenced the Offer, the closing price of WebEx common stock reported on the Nasdaq Global Select Market was $56.73 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends on the Shares.”

Whom should I call if I have questions about the Offer?

You may contact Georgeson Inc. or Lehman Brothers Inc. at the address and telephone numbers listed below if you have any questions about our Offer. Georgeson Inc. is acting as the information agent (the “Information Agent”) and Lehman Brothers Inc. is acting as the dealer manager (the “Dealer Manager”) for the Offer. See the back cover of this Offer to Purchase.

Georgeson Inc.

17 State Street—10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All others call Toll-Free: (888) 264-7052

Lehman Brothers Inc.

745 Seventh Avenue, 2nd Floor

New York, NY 10019

Attention: Corporate Services Desk

Telephone: (212) 526-7850

Toll-Free: (888) 610-5877

To the Holders of Shares of Common Stock of WebEx:

INTRODUCTION

Wonder Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Cisco Systems, Inc., a California corporation (“Cisco”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of WebEx Communications, Inc., a Delaware corporation (“WebEx”), at a price of $57.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 15, 2007 (the “Merger Agreement”), by and among Cisco, the Purchaser and WebEx. The Offer is conditioned upon, among other things, the following (i) the satisfaction of the Minimum Condition (as described below) and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the purchase of the Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the obtainment of any approvals applicable to the purchase of Shares pursuant to the Offer under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation), in each case without any condition or requirement calling for any Divestiture (as defined in Section 13—“The Transaction Documents”). The term “Minimum Condition” is defined in Section 15—“Conditions of the Purchaser’s Obligations” and generally requires that the number of outstanding Shares that have been validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the outstanding Shares (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—“Conditions of the Purchaser’s Obligations.”

For purposes of the Offer, the words “fully diluted,” when referring to Shares, mean all outstanding Shares determined on a fully diluted basis but disregarding any unvested stock options, stock appreciation rights, restricted stock units and other rights to acquire Shares that will not have vested at any time prior to September 28, 2007 (assuming that all applicable vesting conditions are satisfied and after giving effect to any acceleration of vesting that may occur as a result of the Offer). WebEx has advised Cisco that, as of March 12, 2007, 50,026,061 Shares were issued and outstanding, 6,289,213 Shares were reserved for issuance upon the exercise of stock options and stock appreciation rights outstanding on that date and 644,974 Shares were reserved for issuance with respect to restricted stock units outstanding on that date.

The Merger Agreement is more fully described in Section 13—“The Transaction Documents.”

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The WebEx Board of Directors (the “WebEx Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of WebEx stockholders that WebEx enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to WebEx stockholders, and (iv) recommended that WebEx stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

The Merger Agreement provides that subject to the conditions described in Section 15—“the Conditions of the Purchaser’s Obligations,” the Purchaser will be merged with and into WebEx with WebEx continuing as the surviving corporation, wholly-owned by Cisco. Pursuant to the Merger Agreement, at the time of the Merger, each Share outstanding immediately prior to the Merger (other than (i) Shares held by WebEx as treasury stock or owned by Cisco or the Purchaser or any other Cisco subsidiaries, all of which will be canceled and retired and shall cease to exist and (ii) Shares owned by WebEx stockholders who perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive $57.00 (or any higher per Share price paid in the Offer) net in cash without interest and less any applicable withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required by applicable law, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. WebEx has agreed, if required by applicable law, to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders to be held following the Purchaser’s acceptance for payment of, and payment for, the Shares tendered pursuant to the Offer for the purposes of considering and taking action upon the adoption of the Merger Agreement. Cisco has agreed to vote its and any of its subsidiaries’ Shares in favor of the adoption of the Merger Agreement. If the Minimum Condition is satisfied and the Offer is completed, Cisco and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote of any other holder of Shares. See Section 13—“The Transaction Documents.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, April 23, 2007 (which is the end of the day on April 23, 2007), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, the following (i) the satisfaction of the Minimum Condition, (as described below) and (ii) the expiration or termination of any waiting period (and any extension thereof) applicable to the purchase of the Shares pursuant to the Offer under the HSR Act and the obtainment of any approvals applicable to the purchase of Shares pursuant to the Offer under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation), in each case without any condition or requirement calling for any Divestiture (as defined in Section 13—“The Transaction Documents”). The term “Minimum Condition” is defined in Section 15—“Conditions of the Purchaser’s Obligations” and generally requires that the number of Shares that have been validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the outstanding Shares (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—“Conditions of the Purchaser’s Obligations.”

The Merger Agreement provides that the Purchaser must extend the Offer beyond April 23, 2007 (or any subsequent Expiration Date) if on such date any of the conditions to its obligation to accept for payment and pay for the Shares are not satisfied or, in the Purchaser’s sole discretion, waived. In this event, the Purchaser must extend the Offer for one or more consecutive periods of not more than 10 business days in any increment until such time as such conditions are satisfied. In no event is the Purchaser obligated to extend the Offer past September 28, 2007. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the Merger Agreement, the

Purchaser also has the right to, in its sole discretion, provide a “subsequent offering period” (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act.

Any extension, delay, termination, waiver or amendment to the Offer will be followed as promptly as practicable by a public announcement. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares except during a Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 26, 2007. If the Purchaser elects to provide a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination, subject to any order or decision by a court or arbiter of competent jurisdiction, shall be final and binding on all parties.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right to, in its sole discretion, waive, in whole or in part, any condition of the Offer or modify or amend the terms of the Offer, except that, without the consent of WebEx, Purchaser shall not (i) change or waive the Minimum Condition; (ii) reduce the number of Shares subject to the Offer; (iii) reduce the price per share to be paid pursuant to the Offer; (iv) extend or otherwise change the expiration date of the Offer (except to the extent required or permitted pursuant to the Merger Agreement); (v) change the form of consideration payable in the Offer; or (vi) amend, modify or add to the Offer Conditions, or amend, modify or supplement any of the other terms of the Offer in any manner adversely affecting any of the holders of Shares.

The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 15—“Conditions of the Purchaser’s Obligations.” Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such waiver.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, the Offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

WebEx has provided the Purchaser with WebEx’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on WebEx’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—“Conditions of the Purchaser’s Obligations,” the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in the event one or more of the Offer Conditions has not yet been satisfied, including, without limitation, the condition relating to the HSR Act and any applicable pre-merger notification laws or regulations of Germany and Austria (or in lieu thereof under the European Community Merger Regulation). See Section 16—“Certain Regulatory and Legal Matters.” If Purchaser decides to provide a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1—“Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.    In order for a stockholder to tender Shares pursuant to the Offer validly, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination, subject to any order or decision by a court or arbiter of competent jurisdiction, shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will, subject to any order or decision by a court or arbiter of competent jurisdiction, be final and binding.

Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s attorneys and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of WebEx’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding.    A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 5—“ Material United States Federal Income Tax Consequences.”

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 26, 2007.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period, and Shares tendered in the Offer and accepted for payment may not be withdrawn during the Subsequent Offering Period. See Section 1—“Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will, subject to any order or decision by a court or arbiter of competent jurisdiction, be final and binding. None of the Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of WebEx whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of WebEx. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change at any time, possibly with a retroactive effect and, therefore, the following statements and conclusions could be altered or modified. The discussion applies only to stockholders of WebEx in whose hands Shares are capital assets within the meaning of

Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee equity awards or otherwise as compensation, or to certain types of stockholders who may be subject to special rules, including United States expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who have a functional currency other than the United States dollar, stockholders who hold their Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or stockholders who are subject to alternative minimum tax. This discussion does not discuss the United States federal income tax consequences to any stockholder of WebEx who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a “foreign person”), nor does it consider the effect of any foreign, state or local tax laws or estate and gift tax laws.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT ITS, HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

The Offer or Merger.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

Appraisal Rights.    Under specified circumstances, a stockholder may be entitled to appraisal rights in connection with the Merger. If a holder of Shares receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in such Shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for federal income tax purposes. Holders of Shares who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding.    Under the “backup withholding” provisions of United States federal income tax law, a stockholder (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals) who exchanges Shares for cash pursuant to the Offer or the Merger may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%). In order to prevent backup federal income tax withholding, each individual stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”), certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable requirements of the backup withholding rules. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer or Merger may be subject to backup withholding. Foreign stockholders should complete and sign the Form W-8BEN in the Letter of Transmittal, if appropriate, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8BEN is appropriate. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER OR MERGER.

6. Price Range of Shares; Dividends on the Shares.

The Shares trade on the Nasdaq Global Select Market under the symbol “WEBX.” The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Select Market based on published financial sources.

	High	Low
Year Ended December 31, 2005
First Quarter	$24.11	$19.51
Second Quarter	27.73	19.20
Third Quarter	29.96	24.12
Fourth Quarter	28.20	20.84

Year Ending December 31, 2006
First Quarter	34.17	21.10
Second Quarter	37.00	28.35
Third Quarter	40.62	30.19
Fourth Quarter	40.14	34.23

On March 14, 2007, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq Global Select Market was $46.20 per Share. On March 26, 2007, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the Nasdaq Global Select Market was $56.73 per Share. Stockholders are urged to obtain a current market quotation for the Shares and to review all information received by them from WebEx, including the materials referred to in Section 8—“Certain Information Concerning WebEx.”

WebEx has never declared or paid any cash dividends on the Shares.

7. Effect of Offer on Listing, Market for Shares and SEC Registration.

The purchase of the Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than the Purchaser.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq Global Market. According to the published guidelines of The Nasdaq Stock Market, LLC (“Nasdaq”), the Shares would not meet the criteria for continued inclusion on the Nasdaq Global Market if, among other things, (i) the number of publicly held Shares falls below 750,000, (ii) the total number of beneficial holders of round lots of Shares falls below 400, (iii) the aggregate market value of the publicly held Shares over a 30 consecutive business day period is less than $5,000,000, (iv) there are fewer than two active and registered market makers for the Shares over a 10 consecutive business day period, (v) the bid price per share over a 30 consecutive business day period is less than $1, or (vi) WebEx has stockholders’ equity of less than $10,000,000. Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other things, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the aggregate market value of publicly held Shares over a 30 consecutive business day period is less than $1,000,000, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price per Share over a 30 consecutive business day period is less than $1, or (f) (A) WebEx has stockholders’ equity of less than $2,500,000, (B) the market value of WebEx’s listed securities is less than $35,000,000 over a 10 consecutive business day period, and (C) WebEx’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. In the event the Shares no longer meet these standards and are delisted from Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by WebEx to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, WebEx would no longer be required to make public disclosure of financial and other information in annual, quarterly and other reports, or in proxy materials in connection with meetings of its stockholders, required to be filed with the SEC under the Exchange Act; the officers, directors and ten percent stockholders of WebEx would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act; and the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of WebEx may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

The Purchaser may cause WebEx to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. Certain Information Concerning WebEx.

General.    WebEx is a Delaware corporation with its principal executive offices located at 3979 Freedom Circle, Santa Clara, California 95054. The telephone number for WebEx at that address is (408) 435-7000. The following description of WebEx and its business is qualified in its entirety by reference to WebEx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. WebEx engages in the development and marketing of web collaboration services that enable end-users to conduct meetings and share software applications, documents, presentations, and other content on the Internet using a standard web browser. WebEx also provides integrated telephony and web-based audio and video services using standard devices, such as telephones, computer web-cameras, and microphones. It also provides asset management, software distribution, patch management, virus protection, and backup management services. WebEx’s services enable users to share voice, data, and video with others in remote locations. It offers its services directly and through resellers to a range of businesses, government agencies, and nonprofit organizations.

Available Information.    The Shares are registered under the Exchange Act. Accordingly, WebEx is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. WebEx’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

9. Certain Information Concerning Cisco and the Purchaser.

General.    Cisco is a California corporation with its principal offices located at 170 West Tasman Drive, San Jose, California 95134. The telephone number of Cisco at that address is (408) 526-4000. Cisco designs, manufactures, and sells networking and other products related to the communications and information technology industry and provides services associated with these products and their use. Cisco’s products are installed at corporations, public institutions, telecommunications companies, commercial businesses and personal residences. Cisco provides a broad line of products for transporting data, voice, and video within buildings, across campuses, and around the world.

The Purchaser is a Delaware corporation with its principal offices located at 170 West Tasman Drive, San Jose, California 95134. The telephone number of Purchaser at that address is (408) 526-4000. The Purchaser is a wholly-owned subsidiary of Cisco. The Purchaser was formed for the purpose of making a tender offer for all of the common stock of WebEx and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

The name, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and the name, business address, business phone number, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each of the executive officers of Cisco and the Purchaser and certain other information are set forth in Annex I hereto. To Cisco’s knowledge, each of the individuals specified on Annex I is a citizen of the United States, except that Jonathan Chadwick is a citizen of the United Kingdom.

Except as set forth in Section 13—“The Transaction Documents” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase (i) none of Cisco and the Purchaser and, to the knowledge of Cisco and the Purchaser, the persons listed in Annex I hereto or any associate or majority-owned subsidiary of Cisco, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of WebEx; (ii) none of Cisco, the Purchaser and, to the knowledge of Cisco and the Purchaser, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of WebEx during the past 60 days; (iii) none of Cisco, the Purchaser and, to the knowledge of Cisco and the Purchaser, the persons listed in Annex I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of WebEx (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Cisco, the Purchaser, their subsidiaries or, to knowledge of Cisco and the Purchaser, any of the persons listed in Annex I, on the one hand, and WebEx or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Cisco, the Purchaser, their subsidiaries or, to Cisco’s and the Purchaser’s knowledge, any of the persons listed in Annex I, on the one hand, and WebEx or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Cisco and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Cisco is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Cisco’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

10. Source and Amount of Funds.

The Offer is not conditioned upon Cisco’s or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Cisco and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $3.2 billion, including related transaction fees and expenses. Cisco will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. Cisco expects to obtain the necessary funds from existing cash balances.

The Purchaser does not think its financial condition is relevant to the holders’ decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

the Purchaser, through its parent company, Cisco, will have sufficient funds available to purchase all Shares successfully tendered in the Offer in light of Cisco’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if the Purchaser consummates the Offer, it expects to acquire any remaining Shares for the same cash price in the Merger.

11. Background of the Offer; Past Contacts or Negotiations with WebEx.

Cisco actively supplements its internal development efforts with partnerships, investments and acquisitions to offer customers a broad range of products and solutions, and to enable it to enter new markets. Unified communications and network-based collaboration, businesses in which WebEx is a market leader, are areas that Cisco had identified as key opportunities for growth.

On March 1, 2007, Alfred Berkeley, a member of the WebEx Board, sent an email to John Chambers, the Chairman and Chief Executive Officer of Cisco, stating: “WebEx has received an overture from a large, public technology company. The Board of WebEx has asked me to ask you if Cisco has any interest in WebEx.” This email was not reviewed by Mr. Chambers at this time, but on March 2, 2007 was forwarded by Mr. Chambers’ executive assistant to Ned Hooper, Vice President, Corporate Business Development, of Cisco.

On March 2, 2007, after reviewing the email, Mr. Hooper conferred with senior management personnel of Cisco regarding the potential benefits of an acquisition of WebEx. Following these discussions, Mr. Hooper replied to Mr. Berkeley that Cisco was potentially interested in a transaction with WebEx and inquiring as to how discussions could be advanced. Mr. Berkeley referred Mr. Hooper to Michael Everett, Chief Financial Officer of WebEx, and David Farrington, Vice President, General Counsel, of WebEx, who in turn instructed a representative of Goldman, Sachs & Co., WebEx’s financial advisor, to contact Mr. Hooper.

On March 3, 2007, Mr. Hooper and a representative of Goldman Sachs discussed WebEx’s transaction process. The representative of Goldman Sachs informed Mr. Hooper that multiple parties were interested in pursuing an acquisition transaction with WebEx and were performing detailed due diligence.

Also on March 3, 2007, Goldman Sachs sent to Cisco, on behalf of WebEx, a proposed confidentiality agreement to cover the discussions and provision of information regarding the potential transaction. Later that day, Cisco provided to WebEx its proposed revisions on the confidentiality agreement. On March 4, 2007, after further discussion of the terms of the confidentiality agreement, Cisco and WebEx signed the agreement.

On March 5, 2007, representatives of Cisco and Goldman Sachs discussed process matters for Cisco to perform preliminary diligence on WebEx.

On March 6, 2007, Mr. Hooper and personnel from Cisco’s business development, finance, engineering and product development organizations attended a meeting at WebEx with Subrah Iyar, WebEx’s Chairman and Chief Executive Officer, Messrs. Everett and Farrington, other management personnel of WebEx, and representatives of Goldman Sachs. The parties discussed WebEx’s business strategy, products, operations, technology, sales, marketing and financial plan, and the potential alignment of WebEx within Cisco’s business strategy. At this meeting, Cisco requested access to WebEx’s electronic due diligence data room but was told that WebEx would not provide such access until Cisco confirmed its strong interest in moving forward with a transaction.

On March 7 and 8, 2007, Cisco analyzed the WebEx business based upon the information provided at the March 6 meeting as well as publicly-available information. Also on March 7, a representative of Goldman Sachs informed Mr. Hooper that WebEx was seeking indications of interest no later than March 9.

On March 9, 2007, senior executives of Cisco, including Mr. Chambers, Charles Giancarlo, Senior Vice President and Chief Development Officer, and Mr. Hooper, discussed the potential WebEx transaction. Also on March 9, 2007, a representative of Goldman Sachs informed Mr. Hooper that the WebEx Board would be meeting on the following day and the WebEx Board wanted to have an offer from Cisco in order to continue working with Cisco in the transaction process.

Later on March 9, at Mr. Hooper’s request, Mr. Chambers placed a call to Mr. Berkeley, informing him of Cisco’s strong interest in continuing to evaluate the transaction and requesting one week for Cisco to do so in order to determine if it would make an offer to acquire WebEx. Messrs. Chambers and Hooper then contacted Mr. Iyar and arranged to meet with him later that day.

In the afternoon of March 9, Mr. Hooper met with Messrs. Iyar, Everett and Farrington to discuss the potential transaction and Cisco’s request for a week of due diligence in order to determine whether to make an acquisition offer. They were later joined by Messrs. Chambers and Giancarlo, and subsequently, by other members of the WebEx management team, and discussed the strategy of aligning the WebEx business within Cisco. Later that evening, a representative of Goldman Sachs informed Mr. Hooper that the WebEx Board had just held a special meeting to discuss the transaction process, that WebEx had more than one interested bidder, and that the WebEx board had approved providing such parties with access to due diligence until March 14 in order to provide WebEx with an acquisition offer.

On March 10, 2007, representatives of Fenwick & West LLP, outside counsel to Cisco, and Goldman Sachs coordinated providing Cisco and its representatives with access to an electronic data room containing detailed information regarding WebEx and scheduling an extensive series of due diligence meetings with WebEx management. Also on March 10, Cisco contacted Lehman Brothers to serve as its financial advisor for the potential transaction.

On March 11, 2007, Cisco and its representatives held a series of due diligence meetings with WebEx management at Fenwick & West’s offices in Mountain View, California. Additional diligence meetings with

WebEx management and review of the materials in the electronic data room, to which Cisco received access on March 11, continued through March 14. Also on March 11, Pillsbury Winthrop Shaw Pittman LLP, outside counsel to WebEx, provided to Fenwick & West a draft merger agreement.

On March 12, 2007, Fenwick & West provided comments on the draft merger agreement to Pillsbury Winthrop as well as a draft tender and voting agreement to be entered into by Mr. Iyar concurrently with the merger agreement.

On March 13, 2007, representatives of Cisco, Fenwick & West and Pillsbury Winthrop met to negotiate the terms of the merger agreement. Also on March 13, Fenwick & West provided proposed terms of post-acquisition employment with Cisco to Mr. Iyar and a group of WebEx management employees.

On March 14, 2007, the Cisco board of directors held a special meeting with senior Cisco executives and Cisco’s legal and financial advisors at which it extensively discussed and then authorized Cisco’s acquisition of WebEx.

Following the Cisco board meeting, Mr. Hooper spoke with Mr. Iyar and proposed an acquisition price of $56.50 per WebEx share. In a subsequent discussion, Mr. Iyar requested that Cisco increase its offer to $57.00. After further review and economic analysis by Cisco, Mr. Hooper informed Mr. Iyar that Cisco would agree to the $57.00 per share price.

Concurrently on March 14, Fenwick & West and Pillsbury Winthrop finalized the terms of the merger agreement as well as the tender agreement. Following these discussions, in the afternoon of March 14, Fenwick & West formally communicated to the WebEx Board Cisco’s offer of $57.00 per share, transmitted along with the negotiated merger agreement.

In the evening of March 14 and early morning of March 15, Cisco, Fenwick & West, the WebEx management employees and their counsel negotiated and finalized the terms of the post-acquisition management employment agreements.

The merger and tender agreements, as well as the employment agreements, were executed by the respective parties early in the morning on March 15, 2007.

Prior to the opening of the U.S. financial markets on March 15, 2007, Cisco and WebEx publicly announced the execution of the merger agreement.

On March 27, 2007, Cisco commenced the tender offer for WebEx shares.

12. Purpose of the Offer; Plans for WebEx.

Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, WebEx. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

Statutory Requirements.    In general, under the DGCL, a merger of two Delaware corporations requires that the board of directors of each of the corporations desiring to merge adopt resolutions approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters. The DGCL further requires the approval of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation’s certificate of incorporation or in the case of a short-form merger as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of WebEx stockholders representing at least a majority of all outstanding Shares entitled to vote is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, the Purchaser would own Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

The DGCL also provides that if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, the Purchaser could, and is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other WebEx stockholder.

Plans for WebEx.    Except as otherwise provided herein, it is expected that, initially following the Offer and the Merger, the business and operations of WebEx will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Cisco will continue to evaluate the business and operations of WebEx during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Cisco intends to review such information as part of a comprehensive review of WebEx’s business, operations and management with a view to optimizing development of WebEx’s potential in conjunction with Cisco’s existing business.

Except as set forth in this Offer to Purchase, the Purchaser and Cisco have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving WebEx or any of its subsidiaries (such as a merger, reorganization, liquidation), (ii) any purchase, sale or transfer of a material amount of assets of WebEx or any of its subsidiaries, (iii) any change in the WebEx Board or management of WebEx, (iv) any material change in WebEx’s present dividend rate or policy, or indebtedness or capitalization, or (v) any other material change in WebEx’s corporate structure or business.

Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, the WebEx stockholders would have rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. If the statutory procedures are complied with, the stockholder will be entitled to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares.

The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. If any WebEx stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into $57.00 (or any higher price per Share that is paid in the Offer) net to the holder in cash without interest thereon, less any withholding taxes, in accordance with the Merger Agreement. A WebEx stockholder may withdraw his or her demand for appraisal by delivery to the Purchaser of a written withdrawal of his or her demand for appraisal prior to the Merger. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger for the Merger.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders are required to take any action relating thereto.

STOCKHOLDERS WHO TENDER THEIR SHARES IN THE TENDER OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, SUBJECT TO THE CONDITIONS OF THE OFFER, WILL RECEIVE THE OFFER PRICE.

Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer (other than any stockholder who validly exercises appraisal rights with respect to the Merger, who will receive the judicially determined fair value for his or her Shares).

13. The Transaction Documents.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement. The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by WebEx on March 15, 2007 and is incorporated herein by reference. You are encouraged to read the full text of the Merger Agreement.

The Offer.    The Merger Agreement provides for the commencement of the Offer for all outstanding Shares, at the Offer Price, as promptly as practicable, but in no event later than March 29, 2007. The obligations of the Purchaser to accept for payment, and pay for, Shares tendered pursuant to the Offer are subject to the satisfaction of Offer Conditions that are described in Section 15—“Conditions of the Purchaser’s Obligations.” Cisco and the Purchaser reserve the right to, in their sole discretion, waive, in whole or in part, any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of WebEx, neither Cisco nor the Purchaser may (i) change or waive the Minimum Condition; (ii) reduce the number of Shares subject to the Offer; (iii) reduce the price per share to be paid pursuant to the Offer; (iv) extend or otherwise change the expiration date of the Offer (except to the extent required or permitted by the Merger Agreement); (v) change the form of consideration payable in the Offer; or (vi) amend, modify or add to the Offer Conditions, or amend, modify or supplement any of the other terms of the Offer in any manner adversely affecting any of the holders of Shares.

If any of the Offer Conditions has not been satisfied or waived by April 23, 2007 and the Merger Agreement has not previously been terminated in accordance with its terms, then the Purchaser must extend and re-extend the Offer and its expiration date for one or more consecutive increments of not more than ten business days each. However, the Purchaser is not obligated to extend the Offer beyond September 28, 2007. In addition, if the Purchaser accepts and pays for all Shares tendered during the initial offering period ending April 23, 2007 or such later date to which the Offer has been extended, then Cisco and the Purchaser may in their sole discretion extend the Offer for a Subsequent Offering Period of three to 20 business days in accordance with Rule 14d-11 under the Exchange Act.

Top-Up Option.    WebEx has granted the Purchaser an option to purchase, at a price per Share equal to the Offer Price, up to that number of newly issued Shares equal to the lowest number that, when added to the number of Shares directly or indirectly owned by Cisco at the time of option exercise, constitutes one share more than 90% of the Shares outstanding after issuance of the new Shares. This option is exercisable only once at any time prior to the earlier of the completion of the Merger or termination of the Merger Agreement and only at such time as Cisco and the Purchaser directly or indirectly own at least 80% of the outstanding Shares. This option is not exercisable for a number of Shares in excess of the number of remaining authorized but unissued Shares at the time of exercise. WebEx’s obligation to issue and deliver the new Shares upon exercise of this option is conditioned upon there being no legal restraint in effect preventing the exercise of the option or the issuance and delivery of the Shares.

Cisco Directors.    The Merger Agreement provides that following the purchase by the Purchaser pursuant to the Offer of a number of Shares equal to or greater than the Minimum Condition, Cisco will be entitled to designate a majority of the members of the WebEx Board. The number of Cisco designees will equal the total number of directors on the WebEx Board multiplied by the percentage of outstanding Shares purchased by the Purchaser pursuant to the Offer, rounded up to the next whole number. WebEx is obligated to use reasonable efforts to secure resignations of existing directors and, if it is unable to do so, it is obligated to increase the size of the WebEx Board to the extent necessary to permit the appointment to the WebEx Board of the Cisco designees. However, prior to the completion of the Merger, the WebEx Board will always have at least three directors who were directors prior to March 15, 2007 and are not affiliated with Cisco or the Purchaser (these individuals and their successors are referred to herein as “Continuing Directors”). It is currently anticipated that Cisco will designate from among Jonathan Chadwick, Mark Chandler, Charles H. Giancarlo, Richard J. Justice, Randy Pond and Dennis D. Powell to serve as directors of WebEx following consummation of the Offer. The Purchaser expects that such representation would permit Cisco and/or the Purchaser to exert substantial influence over WebEx’s conduct of its business and operations.

Following the appointment of Cisco’s designees to the WebEx Board and until the Merger, the approval of a majority of the Continuing Directors will be required to authorize (i) any amendment to or termination of the Merger Agreement by WebEx, (ii) any amendment to WebEx’s certificate of incorporation or bylaws, (iii) any extension of time for the performance of any of the obligations or other acts of Cisco or the Purchaser, (iv) any waiver of compliance with any covenant of Cisco or the Purchaser or any condition to any obligation of WebEx or any waiver or exercise of any right of WebEx under the Merger Agreement, and (v) any Adverse Recommendation Change (as described below under the heading “Adverse Recommendation Change”) with respect to the Merger.

The Merger.    The Merger Agreement provides that following the purchase of Shares pursuant to the Offer, the Purchaser will be merged with and into WebEx and the separate existence of the Purchaser will cease. WebEx will continue as the surviving corporation after the Merger and wholly-owned subsidiary of Cisco. The directors of the Purchaser immediately prior to the Merger will become the directors of WebEx.

Treatment of WebEx Securities in the Merger.

Shares.    Upon the Merger, each Share then outstanding will be converted into the right to receive $57.00 (or any higher per Share price paid in the Offer) net in cash without interest and less any applicable withholding taxes, other than (i) Shares held by WebEx as treasury stock or held by Cisco, the Purchaser or any other subsidiary of Cisco, all of which will be cancelled and (ii) Shares held by WebEx stockholders who perfect their appraisal rights under the DGCL.

Options.    Upon the Merger, each WebEx stock option outstanding immediately prior to the Merger will be converted into an option to acquire Cisco common stock, subject to the same terms and conditions applicable to such WebEx stock option. However, (i) the number of shares of Cisco common stock subject to such converted stock option will be determined by multiplying the number of Shares subject to the WebEx stock option by the Exchange Ratio and rounding down to the nearest whole share and (ii) the exercise price of such converted stock option will be determined by dividing the exercise price of such WebEx stock option by the Exchange Ratio and rounding up to the nearest whole cent. As used herein, the term “Exchange Ratio” means a fraction, the numerator of which is the Offer Price and the denominator of which is the average closing price per share of Cisco common stock on the Nasdaq Global Select Market for the five trading days immediately preceding the date on which the Merger occurs.

Stock Appreciation Rights.    Upon the Merger, each WebEx stock appreciation right outstanding immediately prior to the Merger will be converted into a stock appreciation right pertaining to Cisco common stock, subject to the same terms and conditions applicable to such WebEx stock appreciation right. However, (i) the number of shares of Cisco common stock subject to such converted stock appreciation right will be determined by multiplying the number of Shares subject to the WebEx stock appreciation right by the Exchange Ratio and rounding down to the nearest whole share and (ii) the exercise price of such converted stock appreciation right will be determined by dividing the exercise price of such WebEx stock appreciation right by the Exchange Ratio and rounding up to the nearest whole cent.

Restricted Stock Units.    Upon the Merger, each WebEx restricted stock unit outstanding immediately prior to the Merger will be converted into a restricted stock unit pertaining to Cisco common stock, subject to the same terms and conditions applicable to such WebEx restricted stock unit. However, the number of shares of Cisco common stock subject to such converted restricted stock unit will be determined by multiplying the number of Shares subject to the WebEx restricted stock unit by the Exchange Ratio and rounding down to the nearest whole share.

Employee Stock Purchase Plan.    With respect to WebEx’s employee stock purchase plan, (i) participants may not increase their payroll deductions or purchase elections from those in effect on March 15, 2007, (ii) no offering or purchase period will be commenced after March 15, 2007, and (iii) each participant’s rights to purchase Shares under the plan outstanding immediately prior to the Merger will terminate on the day immediately prior to the day on which the Merger occurs. However, all amounts allocated to each participant’s account under the plan as of such date will be used to purchase from WebEx whole Shares at the applicable price determined under the terms of the plan for the then outstanding offering periods using such date as the final purchase date for each such offering period. The plan will then terminate.

Representations and Warranties of the Parties.

Representations and Warranties of WebEx.    In the Merger Agreement, WebEx has made customary representations and warranties to Cisco and the Purchaser regarding aspects of WebEx’s business and other matters pertinent to the Offer and the Merger. The topics covered by these representations and warranties include the following:

•	WebEx’s and its subsidiaries’ corporate organization, power and authority, good standing and qualification;

•	WebEx’s ownership of its subsidiaries;

•	WebEx’s capital structure, including details regarding its capital stock, stock options and other equity securities, and its debt obligations;

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WebEx’s corporate power and authority to enter into the Merger Agreement and consummate the Merger, the due authorization, execution and delivery of the Merger Agreement by WebEx, the absence of conflicts between the Merger Agreement and WebEx’s charter documents or contracts or applicable law or judgments and governmental approvals required in connection with the Merger Agreement;

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WebEx’s filing of required reports and documents with the SEC, the compliance of such reports with applicable federal securities laws, the completeness and accuracy of the information contained in such reports, and the content of financial statements included in such reports;

•	WebEx’s compliance with the Sarbanes-Oxley Act of 2002;

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the completeness and accuracy of information contained in WebEx’s Solicitation/Recommendation Statement on Schedule 14D-9, information statement and proxy statement and compliance of such documents with applicable federal securities laws;

•	the absence of any material adverse effect or other specified changes with respect to how WebEx has conducted its business since December 31, 2006;

•	the absence of pending or threatened litigation or judgments against WebEx;

•	disclosure of specified types of contracts of WebEx, validity and enforceability of WebEx’s material contracts, and absence of defaults under WebEx’s material contracts;

•	WebEx’s possession of required governmental permits and compliance with applicable laws and judgments;

•	the absence of changes in WebEx’s employee benefit plans and the status of WebEx’s labor relations;

•	WebEx’s compliance with environmental laws;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act of 1974 and the status of employee benefit plans and arrangements;

•	tax matters, including timely filing of tax returns and timely payment of taxes and the absence of tax audits or controversies;

•	WebEx’s title to its properties and tangible assets and compliance with real property leases;

•	intellectual property matters, including ownership of intellectual property and the absence of infringement of intellectual property rights;

•	WebEx’s insurance policies;

•	the inapplicability of state takeover statutes to the Merger Agreement, the Offer and the Merger;

•	arrangements with brokers, finders and financial advisors;

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the opinion of WebEx’s financial advisor that the $57.00 per share in cash proposed to be received by holders of Shares in the Offer and the Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders;

•	WebEx’s compliance with privacy laws and policies; and

•	WebEx’s compliance with export controls laws.

Representations and Warranties of Cisco.    In the Merger Agreement, Cisco and the Purchaser have made customary representations and warranties to WebEx regarding matters pertinent to the Offer and the Merger. The topics covered by these representations and warranties include the following:

•	Cisco’s and the Purchaser’s corporate organization, power and authority, and good standing;

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the absence of pending or threatened litigation or judgments against Cisco or the Purchaser or the review by a governmental entity that would materially and adversely affect their ability to perform their obligations under the Merger Agreement;

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Cisco’s and the Purchaser’s corporate power and authority to enter into the Merger Agreement and consummate the Merger and the due authorization, execution and delivery of the Merger Agreement by Cisco and the Purchaser;

•	the absence of conflicts between the Merger Agreement and Cisco’s or the Purchaser’s charter documents, contracts or applicable law;

•	that neither Cisco nor the Purchaser is an “interested stockholder” of WebEx under Section 203 of the DGCL;

•	that Cisco has sufficient funds to complete the purchase of Shares pursuant to the Offer and the Merger;

•	that neither Cisco nor the Purchaser own any Shares; and

•	the completeness and accuracy of information contained in this Offer to Purchase and the Schedule TO and compliance of such documents with applicable federal securities laws.

The representations and warranties described above and included in the Merger Agreement were made by WebEx for the benefit of Cisco and the Purchaser, and by Cisco and the Purchaser for the benefit of WebEx, for purposes of the Merger Agreement. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by WebEx, Cisco and the Purchaser in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating risk among WebEx, Cisco and the Purchaser or establishing the circumstances in which the Purchaser is not obligated to close the Offer if the representations and warranties of WebEx prove to be untrue due to a change in circumstance or otherwise, rather than to establish matters as facts. Moreover, the representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders, and information concerning the subject matter of such representations and warranties may change after the dates specified in the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts and circumstances regarding WebEx, Cisco and the Purchaser. The representations and warranties and other provisions of the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding the parties.

Interim Operations of WebEx.    WebEx has agreed that prior to closing of the Offer, unless otherwise approved by Cisco, each of WebEx and its subsidiaries will carry on its business in the ordinary course consistent with past practice in all material respects. In addition, WebEx has agreed that prior to closing of the Offer, without Cisco’s prior written consent, neither WebEx nor its subsidiaries will (subject to specified limited exceptions):

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(i) declare, set aside or pay and dividends or distributions with respect to its capital stock, (ii) split, combine or reclassify any of its capital stock, (iii) purchase or redeem any of its capital stock or equity securities, (iv) amend or modify any material term of any indebtedness, or (v) adopt any “shareholder rights plan” or similar anti-takeover plan in a manner that would adversely affect Cisco’s ability to complete the transactions contemplated by the Merger Agreement;

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issue, deliver or sell its capital stock or equity securities, except for (i) issuances of Shares upon the exercise of outstanding stock options, stock appreciation rights or restricted stock units or pursuant to the employee stock purchase plan, (ii) ordinary course grants of stock options, stock appreciation rights or restricted stock units to newly hired, newly promoted employees, or non-officer employees, and (iii) annual “refresh” grants of stock options, stock appreciation rights or restricted stock units to members of the WebEx Board;

•	amend its charter documents;

•	acquire or agree to acquire any business or entity;

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sell, lease, license or otherwise dispose of any of its material properties or assets, other than sales or non-exclusive licenses to customers made in the ordinary course of business consistent with past practice;

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(i) incur or prepay any indebtedness, (ii) enter into any contract to maintain the financial statement of similar condition of another person, (iii) make any loans or advances to, or investments in, any other person, or (iv) forgive any outstanding loans or advances;

•	incur any capital expenditures in any fiscal quarter that are more than 20% greater than those scheduled to be made under WebEx’s capital expenditures budget;

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pay or satisfy any material claims, liabilities or obligations, other than those incurred in the ordinary course of business consistent with past practice or reserved against in WebEx’s most recent financial statements;

•	enter into any collective bargaining agreement or labor union contract, except as required by applicable law;

•	engage in any practices that accelerate sales or collections of accounts receivable to prior quarters or postpone payments of accounts payable to subsequent quarters;

•	enter into, terminate or amend any contract in a manner restricting WebEx’s ability to conduct its business in substantially the same manner as prior to the date of the Merger Agreement;

•	(i) enter into specified types of contracts described in the Merger Agreement or (ii) terminate, materially breach, or materially and adversely amend, modify or waive any material contract;

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with respect to non-officer employees or consultants, (i) adopt any plan or arrangement to provide compensation or benefits or amend any existing employee benefit plan or arrangement, (ii) enter into or amend any employment or consulting contract, (iii) increase compensation or benefits, or (iv) pay any severance or special bonus, except in each case in the ordinary course of business consistent with past practice;

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with respect to officers or directors, (i) adopt any plan or arrangement to provide compensation or benefits or amend any existing non-broad based employee benefit plan or arrangement, (ii) enter into or amend any employment or consulting contract, (iii) increase compensation or benefits, or (iv) pay any severance or special bonus, except pursuant to pre-existing contracts;

•	accelerate or amend the terms of any WebEx stock options, stock appreciation rights or restricted stock units or authorize cash payments in exchange for such equity securities;

•	initiate or settle any litigation, except where the amount in controversy does not exceed $1,000,000 and does not involve injunctive or equitable relief;

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make or change any material election in respect of taxes, adopt or change any material accounting method in respect of taxes, file or amend any material return, entire into any tax sharing agreement, or settle or extend any limitation period applicable to any tax claim or assessment; or

•	authorize or agree to take any of the actions described above.

No Solicitation Covenant

WebEx has agreed that WebEx will not, and will not permit any of its subsidiaries or their respective officers, directors, attorneys or financial advisor (or their respective other employees, representatives or advisors who have the authority to act on behalf of WebEx or its subsidiaries regarding any Takeover Proposal, as described below), which persons are sometimes referred to herein as WebEx’s “Representatives”, to directly or indirectly:

•	solicit, initiate or knowingly encourage any Takeover Proposal or any inquiries or the making of any proposal that is reasonably likely to lead to a Takeover Proposal;

•	enter into, continue or participate in any negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal, except to the extent expressly permitted by the Merger Agreement, as described below under the heading “Adverse Recommendation Change”; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Takeover Proposal.

As used in the Merger Agreement and this document, the term “Takeover Proposal” means any proposal or offer from any person (other than Cisco or the Purchaser) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of:

•	assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of WebEx and its subsidiaries, taken as a whole;

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10% or more of the outstanding Shares or of any class of capital stock of, or other equity or voting interests in, one or more of the subsidiaries of WebEx which, in the aggregate, directly or indirectly, hold the assets or businesses referred to in the preceding bullet point.

As used in the Merger Agreement and this document, the term “Superior Proposal” means any bona fide offer, which did not result from a breach of WebEx’s covenant not to solicit Takeover Proposals described above, made by any person (other than Cisco or the Purchaser) that, if consummated, would result in such third party or the stockholders of such third party acquiring, directly or indirectly, more than 50% of the voting power of the Shares or all or substantially all the assets of WebEx and its subsidiaries, taken as a whole, and which offer, in the good faith judgment of the WebEx Board (after consultation with outside legal counsel and its financial advisor):

•	is more favorable from a financial point of view to the WebEx stockholders than the Offer and the Merger; and

•	is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including the need for and contingency of any financing.

Termination of Existing Negotiations.    WebEx has agreed that it will, and will cause its subsidiaries and Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal. WebEx also agreed to promptly request the prompt return or destruction of all confidential information previously furnished to any person with which WebEx, its subsidiaries or Representatives have engaged in any such activities within the 12-month period preceding March 15, 2007. WebEx agreed that it will, and agreed to cause its subsidiaries and Representatives to, use reasonable best efforts to enforce (and not waive any provisions of) any confidentiality or standstill agreement to which WebEx or any of its subsidiaries is a party relating to any Takeover Proposal.

Notification Obligations.    WebEx is obligated to provide Cisco with written notice of any Takeover Proposal, or any request for information or inquiry that WebEx reasonably believes is reasonably likely to lead to a Takeover Proposal, within 24 hours after WebEx’s receipt thereof. Such written notice must set forth the terms and conditions of such Takeover Proposal, request or inquiry and the identity of the person making any such Takeover Proposal, request or inquiry. Thereafter, WebEx is obligated to keep Cisco reasonably informed on a current basis with respect to:

•	the status of any such Takeover Proposal;

•	the status and terms of any modification or proposed modification thereto, including by providing a copy of written materials setting forth any such modification or proposed modification; and

•	any proposed meeting of the WebEx Board to consider any Takeover Proposal.

Response to Potential Superior Proposals.    If, at any time prior to closing of the Offer, (i) WebEx receives a written Takeover Proposal which did not result from a breach of WebEx’s covenant not to solicit Takeover Proposals described above and which the WebEx Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) WebEx has provided to Cisco the information regarding such Takeover Proposal required to be provided up to that point under the heading “Notification Obligations” above, then WebEx may and may permit and authorize its subsidiaries and the Representatives to:

•	furnish information with respect to WebEx and its subsidiaries to the person making such Takeover Proposal (and its advisors and representatives), provided that:

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such person executes a confidentiality agreement that contains terms that are substantially equivalent to the terms of the confidentiality agreement between WebEx and Cisco and that does not include any terms prohibiting WebEx from fulfilling its obligations under the heading “Notification Obligations” above; and

•	contemporaneously with furnishing any such information to such person, WebEx furnishes such information to Cisco, to the extent such information has not been previously so furnished to Cisco; and

•	participate in discussions or negotiations with the person making such Takeover Proposal (and its advisors and representatives) regarding such Takeover Proposal.

Adverse Recommendation Change.    The Merger Agreement provides that, except as described below, the WebEx Board will recommend that the WebEx stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, which is sometimes referred to herein as the “WebEx Board Recommendation.” Generally, the WebEx Board is prohibited from making an “Adverse Recommendation Change,” which, as used in the Merger Agreement and this document, means:

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withdrawal or modification of the WebEx Board Recommendation or declaration of advisability by the WebEx Board or any board committee of the Merger Agreement, regarding the Offer or the Merger in a manner adverse to Cisco or the Purchaser;

•	recommendation of the approval or adoption of any Takeover Proposal; or

•	resolution or agreement to take any such action described in the preceding two bullet points.

Notwithstanding the obligation described in the paragraph above, at any time prior to the Merger, the WebEx Board may effect an Adverse Recommendation Change if the following conditions are satisfied:

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the WebEx Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the WebEx stockholders under applicable law; and

•	if the Adverse Recommendation Change is effected in response to a Superior Proposal, then in addition to the condition in the preceding bullet point:

•	WebEx shall have:

—	provided to Cisco three business days’ prior written notice stating (i) that it has received a Superior Proposal, (ii) the material terms and conditions of the Superior Proposal, a copy of the current draft of each negotiated agreement relating thereto, and the identity of the person(s) making the Superior Proposal, and (iii) that it intends to effect an Adverse Recommendation Change and the manner in which it intends to do so;

—	provided to Cisco (to the extent not previously provided) a copy of all non-public information made available to the person(s) making the Superior Proposal in connection with such Superior Proposal; and

—	during the aforementioned three business day period, if requested by Cisco, engaged in good faith negotiations with Cisco with respect to any amendments Cisco proposes to make to the Merger Agreement; and

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Cisco shall not have, within the aforementioned three business day period, made, and not withdrawn, a bona fide written offer (that will be binding on Cisco assuming due authorization and execution thereof by WebEx) that the WebEx Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) results in the Takeover Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal.

Permitted Communications.    Prior to closing of the Offer, nothing contained in the Merger Agreement shall prohibit WebEx or the WebEx Board from (i) taking and disclosing to the WebEx stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or (ii) making any disclosure to the WebEx stockholders if the WebEx Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the WebEx stockholders under applicable law. However, that in no event shall WebEx or the WebEx Board or any board committee take, agree or resolve to take any action prohibited under the heading “Adverse Recommendation Change.”

WebEx Stockholders Meeting.    If the Purchaser acquires at least 90% of the outstanding Shares, either pursuant to the Offer (including any extensions thereof or any subsequent offering period) or the exercise of the top-up option described above under the heading “Top-Up Option,” then the Merger will be effected through a “short form” merger under the DGCL, which does not require further approval of the WebEx stockholders. However, if the Purchaser does not so acquire at least 90% of the outstanding Shares, adoption of the Merger Agreement by the WebEx stockholders will be required under the DGCL. In that situation, as promptly as practicable following the closing of the Offer:

•	WebEx will duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of obtaining stockholder approval of a resolution to adopt the Merger Agreement; and

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WebEx will prepare and file with the SEC a preliminary proxy statement for such special stockholders meeting containing a recommendation of the WebEx Board that WebEx stockholders adopt the Merger Agreement and use its reasonable best efforts to cause the preliminary proxy statement to be cleared with the SEC as promptly as practicable after such filing.

Governmental Filings and Other Actions.    Each of WebEx, Cisco and the Purchaser has agreed to:

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promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable laws with respect to the Offer and the Merger; and

•	use reasonable best efforts to:

•	take, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Offer and the Merger;

•	promptly provide all information requested by any governmental entity in connection with the Offer or the Merger;

•	promptly take all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from any governmental entity in connection with the Offer or the Merger;

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resolve any objections that are asserted with respect to the Offer or the Merger under any antitrust law and resolve any suits instituted by any governmental entity or private party challenging the Offer or Merger as violative of any antitrust law; and

•	cause all Offer Conditions to be satisfied on a timely basis and cause the Offer to be consummated.

However, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any United States federal or state or foreign governmental entity of competent jurisdiction challenging any transaction contemplated by the Merger Agreement as violative of any antitrust law:

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Cisco and WebEx shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and

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Cisco shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for any of the following (which are sometimes referred to herein as a “Divestiture”):

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the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Cisco or WebEx or any of their respective affiliates;

•	the imposition of any limitation or restriction on the ability of Cisco or any of its affiliates to freely conduct their business or the business of WebEx or its affiliates or own such assets; or

•	the holding separate of Shares or any limitation or regulation on the ability of Cisco or any of its affiliates to exercise full rights of ownership of Shares.

Indemnification and Insurance.    Cisco has agreed to the following:

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From and after the closing of the Offer until the sixth anniversary of the Merger, Cisco has agreed to fulfill and honor in all respects the obligations of WebEx pursuant to (i) each indemnification agreement between WebEx and any current or former officer or director of WebEx in effect on March 15, 2007, and (ii) any indemnification provision and any exculpation provision set forth in the WebEx certificate of incorporation or bylaws in effect on March 15, 2007.

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From and after the closing of the Offer until the sixth anniversary of the Merger, Cisco will indemnify and hold harmless each current or former officer or director of WebEx against and from any costs, fees and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration or investigation arising out of or pertaining to (i) any action or omission or alleged action or omission in such person’s capacity as a director or officer of WebEx or (ii) any of the transactions contemplated by the Merger Agreement.

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Through the sixth anniversary of the Merger, Cisco has agreed to maintain in effect, for the benefit of the current or former officers or directors of WebEx, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in WebEx’s directors’ and officers’ liability insurance policy in effect as of the date of the Merger Agreement.

Conditions to the Merger.    The obligations of WebEx, Cisco and the Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	if WebEx stockholder approval of adoption of the Merger Agreement is required by the DGCL, such stockholder approval has been obtained;

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no injunction has been issued and is in effect, by any United States federal or state court or foreign governmental entity of competent jurisdiction which prohibits, restrains or enjoins the completion of the Merger;

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all statutory waiting periods (and any extension thereof) applicable to the Merger under the HSR Act have been terminated or have expired and all approvals applicable to the Merger under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation), in each case without any condition or requirement calling for any Divestiture, have been obtained; and

•	the Purchaser or Cisco has accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer.

Termination of the Merger Agreement.    WebEx and Cisco can terminate the Merger Agreement under certain circumstances, including:

•	by mutual consent of WebEx and Cisco at any time prior to the Merger;

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by Cisco or WebEx if the Purchaser has not purchased Shares pursuant to the Offer on or before September 28, 2007 (provided neither Cisco nor WebEx may terminate if its breach of the Merger Agreement resulted in the failure of the Purchaser to so purchase Shares on or before September 28, 2007 and such failure is capable of being cured);

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by Cisco or WebEx at any time prior to the purchase of Shares by the Purchaser pursuant to the Offer, if any United States federal or state court or foreign governmental entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or has become final and nonappealable;

•	by Cisco at any time prior to the purchase of Shares by the Purchaser pursuant to the Offer, if:

•	the WebEx Board has made an Adverse Recommendation Change;

•	WebEx has failed to include the WebEx Board Recommendation in the Schedule 14D-9 or to permit Cisco to include the WebEx Board Recommendation in this Offer to Purchase or the Schedule TO;

•	the WebEx Board or any board committee has approved or recommended that the WebEx stockholders approve any Takeover Proposal;

•	WebEx has entered into any letter of intent or other contract accepting any Takeover Proposal; or

•

a tender or exchange offer relating to Shares has been commenced by a person unaffiliated with Cisco, and WebEx has not made a statement pursuant to Rule 14e-2 promulgated under the Exchange Act disclosing that the WebEx Board recommends rejection of such tender or exchange offer, within ten business days after such tender or exchange offer is first published sent or given;

•

by WebEx, if prior to the acceptance for payment of the Shares under the Offer, the WebEx Board has made an Adverse Recommendation Change with respect to a Superior Proposal in compliance with the Merger Agreement and WebEx has paid to Cisco the termination fee described below under the heading “Termination Fee” below;

•	by Cisco at any time prior to the purchase by the Purchaser of Shares pursuant to the Offer if:

•

any representation or warranty of WebEx in the Merger Agreement is inaccurate such that the Offer Condition regarding the accuracy of WebEx’s representations and warranties is not capable of being satisfied;

•	Cisco has delivered to WebEx written notice of the inaccuracy; and

•

if such inaccuracy is capable of being cured, at least 20 days have elapsed since the date of delivery of such written notice to WebEx and such inaccuracy has not been cured such that such Offer Condition would be satisfied;

•	by WebEx at any time prior to the purchase by the Purchaser of Shares pursuant to the Offer if:

•	any material representation or warranty of Cisco in the Merger Agreement is inaccurate as of the date of the Merger Agreement;

•	WebEx has delivered to Cisco written notice of the inaccuracy; and

•	if such inaccuracy is capable of being cured, at least 20 days have elapsed since the date of delivery of such written notice to Cisco and such inaccuracy has not been cured in all material respects;

•	by Cisco at any time prior to the purchase by the Purchaser of Shares pursuant to the Offer if:

•	any material covenant of WebEx in the Merger Agreement has been breached such that the Offer Condition regarding compliance with WebEx’s covenants would not be satisfied;

•	Cisco has delivered to WebEx written notice of the breach; and

•

if such breach is capable of being cured, at least 20 days have elapsed since the date of delivery of such written notice to WebEx and such breach has not been cured such that the such Offer Condition would be satisfied; or

•	by WebEx at any time prior to the purchase by the Purchaser of Shares pursuant to the Offer if:

•	any material covenant of Cisco in the Merger Agreement has been breached;

•	WebEx has delivered to Cisco written notice of the breach; and

•	if such breach is capable of being cured, at least 20 days have elapsed since the date of delivery of such written notice to Cisco and such breach has not been cured in all material respects.

Termination Fee.    The Merger Agreement requires that WebEx pay Cisco a termination fee of $77,000,000 if, among other things:

•

the Merger Agreement is terminated by WebEx after the WebEx Board has made an Adverse Recommendation Change with respect to a Superior Proposal in compliance with the Merger Agreement, in which case the termination fee would be payable prior to such termination as a precondition to such termination;

•

the Merger Agreement is terminated by Cisco based on any of the circumstances set forth in the fourth bullet point under the heading “Termination of the Merger Agreement” above, in which case the termination fee would be payable within two business days after such termination; or

•

the Merger Agreement is terminated by either Cisco or WebEx following the failure of the Purchaser to purchase Shares pursuant to the Offer on or before September 28, 2007 and the following conditions are also met:

•	prior to such termination a Company Acquisition shall have been publicly disclosed and not publicly withdrawn; and

•	within 12 months following such termination any Company Acquisition is completed or WebEx enters into a contract providing for any Company Acquisition,

in which case the termination fee would be payable upon completion of the Company Acquisition, whether or not such completion takes place during such 12 month period.

As used in the Merger Agreement and this Offer to Purchase, the term “Company Acquisition” means a “Takeover Proposal” (as described under the heading “No Solicitation Covenant” above), except that each reference to “20%” or “10%” in the definition of “Takeover Proposal” will instead be deemed a reference to “40%.” Payment of the termination fee will not be in lieu of damages incurred in the event of an intentional or willful breach of the Merger Agreement.

Amendment.    The Merger Agreement may be amended in writing with the approval of the respective boards of directors of WebEx and Cisco at any time prior to the Merger. However, if Cisco has appointed directors to the WebEx Board, then the approval of a majority of the Continuing Directors will be required to authorize the amendment of the Merger Agreement prior to the Merger. In addition, after any approval of the Merger by WebEx stockholders, no amendment that by law requires further approval by such stockholders may be made without the further approval of such stockholders.

Tender and Voting Agreement

Subrah Iyar, the Chairman and Chief Executive Officer of WebEx, has entered into a Tender and Voting Agreement dated March 15, 2007 with Cisco that, among other things:

•	restricts the transfer of any Shares currently owned or subsequently acquired by him;

•	obligates him to tender (and not withdraw) all of his Shares into the Offer; and

•

obligates him to vote all of his Shares (i) in favor of adoption of the Merger Agreement, (ii) against any proposal made in opposition to, or in competition with, the Offer or the Merger, and (iii) against any merger, consolidation, business combination, sale of assets, reorganization, dissolution, liquidation or winding up of WebEx or any of its subsidiaries or any action that would adversely effect the Offer or Merger.

Mr. Iyar has also delivered an irrevocable proxy to Cisco with respect to the foregoing voting obligations. The Tender and Voting Agreement and proxy will automatically expire upon the earliest to occur of (i) the WebEx Board effecting an Adverse Recommendation Change in accordance with the Merger Agreement, (ii) termination of the Merger Agreement in accordance with its terms, or (iii) completion of the Merger. Upon such expiration prior to closing of the Offer, Mr. Iyar will be permitted to withdraw any Shares previously tendered by him.

Based on the number of Shares outstanding as of March 12, 2007, the 3,894,117 Shares beneficially owned by Mr. Iyar represented approximately 7.4% of the Shares outstanding. This summary is qualified in its entirety by reference to the full text of the Tender and Voting Agreement, which is filed as Exhibit (d)(2) to the Schedule TO filed by Cisco and the Purchaser on March 27, 2007 and incorporated by reference herein.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Merger, without the prior written consent of Cisco, WebEx will not, and will not allow its subsidiaries to, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of WebEx to its parent.

15. Conditions of the Purchaser’s Obligations.

The Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares tendered pursuant to the Offer unless each of the following conditions (which are sometimes referred to herein as the “Offer Conditions”) have been satisfied or waived by Cisco and the Purchaser on or before September 28, 2007:

•

Shares have been validly tendered and not withdrawn that, considered together with all other Shares beneficially owned by Cisco and its affiliates, represent a majority of the total number of Shares outstanding at the time of expiration of the Offer, determined on a fully diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares that will not have vested at any time prior to September 28, 2007 (assuming that all applicable vesting conditions are satisfied and after giving effect to any acceleration of vesting that may occur as a result of the Offer) (this condition is sometimes referred to herein as the “Minimum Condition”); and

•

any statutory waiting period applicable to the purchase of Shares pursuant to the Offer under the HSR Act has expired or otherwise been terminated and any approvals applicable to the purchase of Shares pursuant to the Offer under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation) have been obtained, in each case without any condition or requirement calling for any Divestiture.

•	with respect to the representations and warranties of WebEx in the Merger Agreement:

•

each representation or warranty of WebEx (other than specified representations regarding capitalization and due authorization, execution and delivery of the Merger Agreement) is accurate in all material respects as of the date of the Merger Agreement and as of the date of expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which shall speak only as of such date), except to the extent that any inaccuracy in any such representation or warranty has not had a continuing “Material Adverse Effect” on WebEx;

•	each specified representation regarding capitalization is accurate in all material respects as of the specified date on which it was made, except with respect to deviations in WebEx’s actual fully diluted capitalization from that set forth in such capitalization representations by an amount that does not exceed one percent; and

•

each specified representation regarding due authorization, execution and delivery of the Merger Agreement is accurate in all material respects as of the date of the Merger Agreement and as of the date of expiration of the Offer (other than any such representation or warranty that is made only as of a specified date, which shall speak only as of such date);

•	WebEx has not breached in any material respect its material covenants in the Merger Agreement and failed to cure such breach in all material respects;

•

no injunction has been issued and is in effect, by any United States federal or state court or foreign governmental entity of competent jurisdiction, which prohibits, restrains or enjoins the completion of the Offer or the Merger (provided such injunction has not resulted from a breach by Cisco or Purchaser of its obligations under the Merger Agreement);

•

no suit, action or proceeding has been commenced and is pending, by any United States federal or state or foreign governmental entity of competent jurisdiction, where an unfavorable injunction, judgment, order, decree or ruling would (i) prohibit, restrain or enjoin the completion of the Offer or the Merger or (ii) result in any Divestiture (provided such suit, action or proceeding has not resulted from a breach by Cisco or Purchaser of its obligations under the Merger Agreement); and

•	the Merger Agreement has not been validly terminated in accordance with its terms.

As used in the Merger Agreement and this document, the term “Material Adverse Effect” means any event, violation, change, failure, inaccuracy, circumstance or other matter, that individually or taken together, has or would reasonably be expected to have a material adverse effect on the assets (including intangible assets), business, operations, results of operations or condition (financial or otherwise) of WebEx and its subsidiaries taken as a whole. However, the following will be disregarded in determining whether there has been or would be a “Material Adverse Effect” on WebEx:

•	any adverse effect that results from general economic, business or industry conditions to the extent that it does not disproportionately affect WebEx and its subsidiaries;

•

any adverse effect that results from the taking of any action required by the Merger Agreement or from the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

•	changes in law or in U.S. generally accepted accounting principles after the date of the Merger Agreement;

•

acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement to the extent that they do not disproportionately affect WebEx and its subsidiaries;

•	earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not disproportionately affect WebEx and its subsidiaries;

•

any suit, claim, action or proceeding, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to the Merger Agreement or violations of securities laws in connection with the Schedule 14D-9 filed by WebEx or this Offer to Purchase or the Schedule TO; and

•

any decline in WebEx’s stock price, change in trading volume or failure to meet publicly announced revenue or earnings projections or internal projections (provided that this exclusion does not apply to any underlying event, violation, change, failure, inaccuracy, circumstance or other matter that may have caused such decline, change or failure).

16. Certain Regulatory and Legal Matters.

General.    The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by WebEx with the SEC and other publicly available information concerning WebEx, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to WebEx’s business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Cisco as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to WebEx’s business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—“Conditions of the Purchaser’s Obligations.”

State Takeover Statutes.     Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The WebEx Board has taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and WebEx, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—“Conditions of the Purchaser’s Obligations.”

United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued, certain acquisition transactions may not be consummated until specified information and documentary material has been furnished for review by the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of the Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing by Cisco of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Cisco and WebEx filed a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with Purchaser’s purchase of the

Shares in the Offer and the Merger on March 23, 2007, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on April 9, 2007, unless earlier terminated by the FTC and the Antitrust Division or unless a request is received for additional information and documentary material prior to that time. If, at the end of the 15-calendar day waiting period, either the FTC or the Antitrust Division issues a request for additional information and documentary material from Cisco, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Cisco’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order or with Cisco’s consent. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of the Shares in the Offer and the Merger. At any time before or after the purchase of the Shares by the Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares in the Offer and the Merger, the divestiture of the Shares purchased in the Offer or the divestiture of substantial assets of Cisco, WebEx or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

Other Foreign Laws.    WebEx and Cisco and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be necessary or appropriate in connection with the consummation of the Offer or the Merger. Cisco will use its reasonable best efforts to obtain the applicable approvals under the antitrust, competition or merger control laws of Germany and Austria (or in lieu thereof under the European Community Merger Regulation). Cisco is not obligated, however, to litigate or contest any administrative or judicial action or proceeding in such regard, and is not obligated to make proposals, execute or carry out agreements providing for a Divestiture. Such approvals are not likely to be obtained prior to the initially scheduled Expiration Date, in which case the Purchaser will, subject to the terms of the Merger Agreement, extend the Offer. See Section 1—“Terms of the Offer.” Cisco and WebEx are analyzing the applicability of any additional foreign antitrust, competition or similar laws, and currently intend to take such action as may be necessary.

17. Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, entitle a stockholder to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), which amount is required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders could be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Offer Price.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders,

Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

18. Fees and Expenses.

Lehman Brothers Inc. (“Lehman Brothers”) is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Cisco in connection with the proposed acquisition of WebEx, for which services Lehman Brothers will receive customary compensation. Cisco and the Purchaser have agreed to reimburse Lehman Brothers for reasonable fees and expenses, including reasonable fees and disbursements of Lehman Brothers’ counsel, incurred in connection with Lehman Brothers’ engagement, and to indemnify Lehman Brothers and certain related parties against specified liabilities, including liabilities under the Federal securities laws. In the ordinary course of Lehman Brothers’ business, Lehman Brothers and its affiliates may actively trade or hold securities or loans of Cisco and WebEx for Lehman Brothers’ own accounts or for the accounts of customers and, accordingly, Lehman Brothers or its affiliates may at any time hold long or short positions in these securities or loans.

Cisco and the Purchaser have retained Georgeson Inc. to be the Information Agent and Computershare Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Cisco nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Cisco or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been so authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, WebEx has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the WebEx Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Certain Information Concerning WebEx” above.

Wonder Acquisition Corp.

March 27, 2007

ANNEX I: DIRECTORS AND EXECUTIVE OFFICERS OF CISCO

The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of Cisco. The current business address of each person is 170 West Tasman Dr., San Jose, California 95134 and the current phone number is (408) 526-4000. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Directors:
Carol A. Bartz	Ms. Bartz, 58, has been a member of the Board of Directors since November 1996 and has served as Lead Independent Director since November 2005. Since May 2006, she has been Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, she was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz also currently serves on the board of directors of Network Appliance, Inc.

M. Michele Burns	Ms. Burns, 49, has been a member of the Board of Directors since November 2003. Since September 2006, she has been the Chair and Chief Executive Officer of Mercer Human Resource Consulting LLC. From March 2006 to September 2006, Ms. Burns served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. From May 2004 to January 2006, she served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation. From August 2000 to April 2004, she served as Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc., which in September 2005 filed for protection under Chapter 11 of the United States Bankruptcy Code. From January 1999 to August 2000 she held various positions in Delta’s finance and tax departments. Prior to that, Ms. Burns was a partner at Arthur Andersen LLP from 1991 to January 1999. Ms. Burns also currently serves on the board of directors of Wal-Mart Stores, Inc.

Michael D. Capellas	Mr. Capellas, 52, has been a member of the Board of Directors since January 2006. Mr. Capellas has been Senior Advisor at Silver Lake Partners since January 2006. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc., which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004, and in March 2004 he was additionally named as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. From 1997 to 1998, Mr. Capellas was a Senior Vice President with Oracle Corporation.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Larry R. Carter*	Mr. Carter, 63, has been a member of the Board of Directors since July 2000. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the President. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller. Mr. Carter also currently serves on the board of directors of QLogic Corporation.

John T. Chambers*	Mr. Chambers, 57, has been a member of the Board of Directors since November 1993. He joined Cisco as Senior Vice President in January 1991 and was promoted to Executive Vice President in June 1994. Mr. Chambers was promoted to President and Chief Executive Officer of Cisco as of January 31, 1995. In November 2006, he became Chairman of the Board and Chief Executive Officer. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Brian L. Halla	Mr. Halla, 60, has been a member of the Board of Directors since January 2007. He has served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation since May 1996. He also served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several capacities with LSI Logic Corporation, most recently as Executive Vice President of LSI Logic Products.

Dr. John L. Hennessy	Dr. Hennessy, 54, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently is the Chairman of the Board of Atheros Communications, Inc. and serves on the board of directors of Google Inc.

Richard M. Kovacevich	Mr. Kovacevich, 63, has been a member of the Board of Directors since January 2005. He has served as Chief Executive Officer of Wells Fargo & Company since November 1998, and became Chairman of the Board of Wells Fargo & Company in April 2001. He also served as President of Wells Fargo & Company from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. Mr. Kovacevich also currently serves on the board of directors of Target Corporation.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Roderick C. McGeary	Mr. McGeary, 56, has been a member of the Board of Directors since July 2003. He has served as Chairman of the Board of BearingPoint, Inc. since November 2004. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000 he served as a Managing Director of KPMG Consulting LLC, a wholly-owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000 he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999 he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Dionex Corporation.

Michael K. Powell	Mr. Powell, 44, has been a member of the Board of Directors since March 2007. He is currently a Senior Advisor of Providence Equity Partners and Chairman of the MK Powell Group. Mr. Powell was a Commissioner of the Federal Communications Commission from November 1997 to March 2005, serving as Chairman beginning in January 2001. Mr. Powell previously served as the Chief of Staff of the Antitrust Division in the Department of Justice.

Steven M. West	Mr. West, 51, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004. Mr. West served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996.

Jerry Yang	Mr. Yang, 38, has been a member of the Board of Directors since July 2000. He is a founder of Yahoo! Inc., and since March 1995 has been an executive of Yahoo! Inc. and has served as a member of its board of directors.
Executive Officers:
Susan L. Bostrom	Ms. Bostrom, 46, joined Cisco in October 1997 as Vice President of Cisco’s Applications and Services Marketing group. In August 1998, she was appointed Vice President of the Internet Business Solutions Group and was promoted to Senior Vice President in February 2000. In October 2002, she also assumed responsibility for Worldwide Government Affairs. In January 2006, she was appointed to her current position as Senior Vice President, Chief Marketing Officer and Worldwide Government Affairs. Before joining Cisco, Ms. Bostrom had served as Senior Vice President of Global Marketing and Strategic Planning at FTP Software. Ms. Bostrom also currently serves on the board of directors of Varian Medical Systems, Inc.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Jonathan Chadwick	Mr. Chadwick, 41, joined Cisco in September 1997 as Director, Finance & Accounting until May 1999 and was promoted to Senior Director, Corporate Finance & Accounting in May 1999. In February 2001, he was promoted to Vice President, Corporate Finance & Planning of Cisco. He was promoted to his current position as Vice President, Corporate Controller and Principal Accounting Officer in September 2006. Before joining Cisco, Mr. Chadwick was employed by Coopers & Lybrand LLP.

Mark Chandler	Mr. Chandler, 50, joined Cisco in July 1996, upon Cisco’s acquisition of StrataCom, Inc., where he served as General Counsel. He served as Cisco’s Managing Attorney for Europe, the Middle East, and Africa from December 1996 until June 1999; as Director, Worldwide Legal Operations from June 1999 until February 2001; and was promoted to Vice President, Worldwide Legal Services in February 2001. In October 2001, he was promoted to Vice President, Legal Services and General Counsel and in May 2003, he was also appointed Secretary. In February 2006, he was promoted to Senior Vice President. Before joining StrataCom, he had served as Vice President, Corporate Development and General Counsel of Maxtor Corporation.

Charles H. Giancarlo	Mr. Giancarlo, 49, joined Cisco in December 1994 as Director of Business Development. He was promoted to Vice President in September 1995. He was Vice President of Global Alliances from April 1997 to April 1999 and promoted to Senior Vice President in April 1998. In April 1999, he was promoted to Senior Vice President, Commercial Line of Business. In August 2001, he was promoted to Senior Vice President and General Manager of the Access, Aggregation, Ethernet Switching, and Wireless Groups. In May 2002, he was promoted to Senior Vice President of the Switching, Voice and Storage Groups. In June 2003, he also became the President of Cisco-Linksys LLC. In August 2004, he was promoted to Chief Technology Officer. At the end of July 2005, he was promoted to his current position as Senior Vice President and Chief Development Officer, and he currently serves as President of Cisco-Linksys LLC. Before joining Cisco, he served as Vice President of Marketing with Kalpana Corporation from July 1993 until Kalpana was acquired by Cisco in December 1994.

Richard J. Justice	Mr. Justice, 57, joined Cisco in December 1996 as Senior Vice President of the Americas. In February 2000, he was promoted to Senior Vice President, Worldwide Field Operations. In December 2006, he was promoted to his current position as Senior Vice President, Worldwide Operations and Business Development. Before joining Cisco, Mr. Justice spent 22 years at Hewlett-Packard Company where, in his last role, he was responsible for Worldwide Enterprise Sales and Marketing.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Randy Pond	Mr. Pond, 52, joined Cisco in September 1993. In 1994, Mr. Pond assumed leadership of Cisco’s Supply/Demand group. In 1994, he was appointed Director of Manufacturing Operations. He was promoted to Vice President of Manufacturing in 1995. In January 2000, Mr. Pond was promoted to Senior Vice President of West Coast and Asia operations. He was promoted to Senior Vice President, Worldwide Manufacturing Operations and Logistics in June 2001. In August 2003, he was promoted to his current position as Senior Vice President, Operations, Processes, and Systems. Before joining Cisco, Mr. Pond held the position of Vice President Finance, Chief Financial Officer, and Vice President of Operations at Crescendo Communications.

Dennis D. Powell	Mr. Powell, 59, joined Cisco in January 1997 as Vice President, Corporate Controller. In June 2002, he was promoted to Senior Vice President, Corporate Finance. Mr. Powell was promoted to Senior Vice President and Chief Financial Officer in May 2003. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, most recently as a senior partner. Mr. Powell currently serves on the board of directors of Intuit Inc.

*	Serves as both an executive officer and director of Cisco.